Exhibit 99.1

                PDI Files Action Against Cellegy Pharmaceuticals

Upper Saddle River, NJ-- (December 14, 2003) PDI, Inc. (NASDAQ: PDII) announced that on Friday, December 12, 2003, it instituted an action against Cellegy Pharmaceutical, Inc. in the U.S. District Court for the Southern District of New York seeking to rescind the Fortigel License Agreement on the grounds that it was procured by fraud and for damages resulting from the breach of that agreement by Cellegy. PDI is seeking return of the license fee paid by PDI on December 31, 2002 of $15 million plus additional damages caused by Cellegy's conduct.

About PDI

PDI, a premier healthcare sales and marketing company, provides strategic alternatives to the portfolio challenges of biopharmaceutical and medical device and diagnostics manufacturers. Focusing on two core businesses, sales and marketing services and product commercialization, PDI leverages its expertise and commercial infrastructure to maximize profitable brand growth. Manufacturers choose the relationship which best meets their strategic and financial objectives, ranging from individual or bundled service agreements to broader commercial partnerships.

For more information, visit the Company's website at www.pdi-inc.com.

This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Please see the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2002, and PDI's periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission since January 1, 2003. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.